                                                                  Exhibit (a)(9)

This email contains personal and confidential information about the Avaya Stock Option Exchange Program and should not be shared with anyone.

On or about June 26, 2001, you should have received a notice from Avaya Global Stock Plans indicating that you were eligible to participate in a Stock Option Exchange Program and all the documents pertaining to the offer. This email provides the necessary instructions and personalized information you will need to access the Offer web site, which is administered by AST StockPlan on behalf of Avaya.

Please note that the phone number for Salomon Smith Barney listed in the Offer to Exchange and the Letter of Transmittal is incorrect. The correct phone number is listed at the bottom of this email.

Beginning on July 2, 2001 at 8:00 AM New York time you can login to the AST StockPlan web site at http://www.aststockplan.com. This web site will have copies of all the offer documents describing the offer that were delivered to you by Avaya Global Stock Plans on June 25, 2001 via email. The AST StockPlan web site will also provide you a list of your eligible stock options. You will be able to elect to exchange eligible stock options for a grant of restricted stock units directly online at the AST Stock Plan website. You may access the AST StockPlan web site until the end of the election period (July 24, 2001 at 11:59 PM New York time unless the offer period is extended) to make an election, or to change a previously indicated election.

To logon to the AST StockPlan website, you will need your unique account identification number. If you are a U.S.-based employee, your account identification number is your U.S. Social Security Number.

If you are an Avaya employee based outside the U.S., your account identification number is your Global ID. Your Global ID is a number derived from your Personnel Number. (Keep in mind, Avaya recently changed Human Resource IDs to Personnel Numbers by adding a zero to existing Human Resource IDs.) If your Personnel Number begins with a "0" you should drop the leading zero and add "99" to the beginning. For example, if you Personnel Number is 00123456, then your Global ID is 990123456. If your Personnel Number begins with anything other than a zero, add "9" to the beginning. For example, if your Personnel Number is 20123456, then your Global ID is 920123456.

In order to logon, you will also need to provide your Personal Identification Number (PIN). If this will be the first time you access the AST StockPlan web site, your PIN is provided at the bottom of this email. If this is not the first time you will access the AST site, you must use the password you selected previously.

To begin the process of logging-on to the AST StockPlan web site:

Go to http://www.aststockplan.com. Click the Employee Log-In button on the left side of the menu page. This will take you to the Employee Log-In page.

If you are logging in for the first time Click on the link "If this is your first time logging in click here"

Enter the following information:

Company Symbol: using ALL CAPS enter AV

Tax ID/Employee ID: U.S.-based employees, enter your U.S. Social Security Number. Non U.S.-based employees enter your Global ID.

PIN: Enter the number provided at the bottom of this email.

New Password: Create a new password you can easily remember. You may use a combination of letters or numbers with a minimum of 6 alpha or numeric characters.

Retype Password: Re-enter your new password.

Click on the "submit" button

Enter your birth date in the format MM/DD/YYYY.

Click on the "continue" button

You will then see the Welcome Page.

Click on the red "Stock Option Exchange Program" button on the left



If you are logging in after the first time:

Enter the following information:

Company Symbol: using ALL CAPS enter AV

Tax ID/Employee ID: U.S.-based employees enter your U.S. Social Security Number. Non U.S.-based employees enter your Global ID.

PIN: Enter the Password you selected the first time you logged in.

Click on the "submit" button

Enter your birth date in the format MM/DD/YYYY.

Click on the "continue" button

You will then see the Welcome page.

Click on the red "Stock Option Exchange Program" button on the left



If after you have reviewed the web site, your list of eligible stock options, and all applicable documents and you still have questions or concerns regarding the Stock Option Exchange Program please contact the record keeper that administers your eligible stock option award.

Salomon Smith Barney    1 866-287-4273 or + 1 212-615-7164

Paine Webber            1 888-584-7268 or + 1 860-727-1515

If you do not know which record keeper administers your stock option, please refer to the list of contacts on the Global Stock Plans web site located on the Avaya Associate Information Center (AIC) web site http://aic.avaya.com.

If you have difficulties logging in or using the AST StockPlan web site, please contact an AST StockPlan Customer Service Representative at 1 888-980-6456 or +1 212-659-2200. You may also contact AST StockPlan via email at client_services @aststockplan.com [mailto:client_services@aststockplan.com].

Keep in mind you will not be able to access the AST StockPlan website until July 2, 2001.


Your PIN is:  XXXX


Client Services
AST StockPlan Inc.